Exhibit 99.1

Thursday, May 30, 2002

Press Release

iDine Rewards Network Announces Equity Private Placement

MIAMI--May 30, 2002--iDine Rewards Network Inc. (AMEX: IRN) today announced that it had entered into definitive purchase agreements with 15 unaffiliated institutional investors which have agreed to purchase in the aggregate 3 million shares of common stock at a price of $9.50 per share or an aggregate price of $28.5 million.

The Company intends to use the proceeds from this private placement primarily to retire outstanding securities and for general corporate purposes. Closing of the transaction is expected to occur when a registration statement, covering the resale of the common stock being purchased, is ready to be declared effective by the Securities and Exchange Commission.

iDine Rewards Network Inc. offers its members a variety of dining savings and rewards programs at more than 7,700 restaurants throughout the United States via means of a registered credit card platform. The Company currently has 11.2 million credit cards registered through 8.4 million enrolled accounts. Dining incentives are offered through the Company's dining programs either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine Rewards Network's common stock trades on the American Stock Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia Stock Exchange (PHLX).

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the Company's filings with the Securities and Exchange Commission.

Contact:

iDine Rewards Network Inc.
Stephen E. Lerch, 305/892-3306
or
Golin/Harris International
Allan E. Jordan, 212/697-9191